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EXHIBIT 5.1

[LETTERHEAD OF EPSTEIN BECKER & GREEN, P.C.]

November 7, 2003

Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, New Jersey 07004

Ladies and Gentlemen:

        We have acted as counsel to Bradley Pharmaceuticals, Inc. (the "Company") in connection with its filing on November 6, 2003 with the Securities and Exchange Commission of a registration statement on Form S-3 (the registration statement, as amended at the time of its effectiveness, the "Registration Statement"), covering up to 4,255,000 authorized and unissued shares of the Company's common stock, $.01 par value (the "Shares"), including up to 555,000 Shares issuable by the Company upon exercise of an over-allotment option granted to the underwriters named therein.

        As such counsel, we have examined originals, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

        On the basis of the foregoing, we are of the opinion that the Shares have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus constituting part of such Registration Statement.

Very truly yours, EPSTEIN BECKER & GREEN, P.C.
By:	/s/ SIDNEY TODRES Member of the Firm

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  EXHIBIT 5.1